Exhibit 99(a)

                                   CNF INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)

                                                        Three Months Ended
                                                             March 31,
                                                   ---------------------------
                                                       2002            2001
Fixed Charges:                                     ----------       ----------
  Interest Expense                                  $  5,885         $  7,793
  Capitalized Interest                                   248              609
  Dividend Requirement on Series B
    Preferred Stock [1]                                2,604            2,666
  Interest Component of
    Rental Expense [2]                                 5,812           11,477
                                                   ----------       ----------
                                                    $ 14,549         $ 22,545
                                                   ----------       ----------
Earnings:
  Income from Continuing Operations
    before Taxes                                    $ 33,222         $ 25,928
  Fixed Charges                                       14,549           22,545
    Capitalized Interest                                (248)            (609)
    Preferred Dividend Requirements [3]               (2,604)          (2,666)
                                                   ----------       ----------
                                                    $ 44,919         $ 45,198
                                                   ----------       ----------

Ratio of Earnings to Fixed Charges:                      3.1x             2.0x
                                                   ==========       ==========

[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2] Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income from Continuing Operations before Taxes.